AMENDMENT TO EMPLOYMENT AGREEMENT FOR BRENT L. PETERS
                              DATED APRIL 12, 2001

      This Amendment to the Employment Agreement for Brent L. Peters dated April 12, 2001, between Brent L. Peters and East Penn Bank ("the Parties") is made this 21st day of July, 2006.

      WHEREAS, the Parties entered into an Employment Agreement dated April 12, 2001;

      WHEREAS, the Parties desire to make certain modifications to the Agreement to ensure its continuing compliance with all applicable provisions of the tax laws, including Internal Revenue Code Section 409A.

      NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:



1.    Section 4(c) shall be amended to read as follows:

      Notwithstanding the provisions of Section 4(a) of this Agreement, the term of this Agreement shall end upon Executive's voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term "Good Reason" shall mean (i) the assignment of duties and responsibilities inconsistent with Executive's status as President and Chief Executive Officer of Bank, (ii) a reassignment which requires Executive to move his principal residence more than twenty (20) miles from the Bank's principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of
      Section 4(b) hereof, (iv) any reduction in the Executive's Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression or national or bank emergency when such reduction has been implemented by the Board of Directors for Bank's senior management, (v) any failure of Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident disability or other employee plans of Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees or limited by severe health reasons which precludes obtaining such insurance coverage at commercially reasonable rates, or (vi) a final adjudication, by a court of competent jurisdiction or a regulatory body governing Bank, that Bank's Board of Directors violated law, rule, regulation governing banks or bank officers, or any final cease and desist order issued by a bank regulatory authority


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      when Bank's Board of Directors instructed or directed Executive to take certain action or engage in certain activity. If such termination occurs for Good Reason, then Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in
      Section 4(e), payable in thirty-six (36) equal monthly installments and subject to federal, state, and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). Additionally, if permitted under the terms of the plan, Executive shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. In the event that the payments described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excess tax under Code
      Section 4999, Bank shall pay to Executive an additional cash payment ("Gross-up Payment") in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

      At the option of Executive, exercisable by the Executive within ninety
      (90) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Bank and the provisions of this Section 4(c) shall thereupon apply.

      Notwithstanding any other provision, in the event that Executive is determined to be a specified employee ("key employee") as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

2.    Section 4(d) shall be amended to read as follows:

      Notwithstanding the provisions of Section 4(a) of this Agreement, the term of this Agreement shall end upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any benefits that may be available under any disability plan of Bank, until the earliest of (i) Executive's return to employment, (ii) his attainment of age 65, or (iii) his death. In addition, Executive shall receive for such period, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). For purposes of this Agreement, the Executive shall have a Disability if, the Executive is unable to


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      engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Executive will be deemed disabled if the Social Security Administration has determined that he is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he is disabled as long as the policy's definition of disability complies with the definition of disability under IRC Section 409A.

3.    Section 6(b) shall be amended to read in its entirety as follows:

            "Change in Control" means any of the following:

            (a) (A) a merger, consolidation or division involving East Penn Financial Corporation ("Corporation") or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or Bank, or (C) a purchase by the Corporation or Bank of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation; or

            (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Bank or any "person" who on the date hereof is a director or officer of the Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing thirty five percent (35%) or more of the combined voting power of the Corporation's or Bank's then outstanding securities; or

            (c) during any period of one (1) year during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.


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4.    Section 7 shall be amended to read as follows:

      For purposes of this Agreement, the Date of Change of Control shall mean:

      (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of thirty five percent (35%) or more of the Bank's outstanding securities; or

      (b) the date of the closing of a sale or the date of the transfer or exchange of substantially all of the Corporation's or Bank's assets; or

      (c) the date on which a merger, consolidation or division is consummated, as applicable; or

      (d) the ending date of a one (1) year period during which individuals who formerly constituted a majority of the Board of Directors of the Corporation or Bank ceased to be a majority thereof.


5.    Section 8(a) shall be amended to include the following sentences:

            In the event that the payments described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excess tax under Code Section 4999, Bank shall pay to Executive an additional cash payment ("Gross-up Payment") in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

            Notwithstanding any other provision, in the event that Executive is determined to be a specified employee ("key employee") as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

6.    Section 9(a) shall be amended to read in entirety as follows:

            In the event that Executive's employment is involuntarily terminated by Bank without Cause and no Change in Control shall have occurred at the date of such termination, Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in subsection (e) of Section 4, payable in thirty-six (36) equal monthly installments and subject to federal, state and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other


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      employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. In the event that the payments described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excess tax under Code
      Section 4999, Bank shall pay to Executive an additional cash payment ("Gross-up Payment") in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

            Notwithstanding any other provision, in the event that Executive is determined to be a specified employee ("key employee") as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

7.    The following sentence shall be added to Section 20:

      This Agreement is intended to be in compliance with any applicable provisions of IRC Section 409A and the Treasury Regulations promulgated thereunder and shall be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Executive or the Bank pursuant to Code Section 409A and the regulations promulgated thereunder.


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8.    All provisions of the Agreement not specifically modified by this
Amendment shall remain in force and continue in effect pursuant to their terms as though this Amendment had never been executed.


      IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names and, in the case of the Company, by its authorized representative, on the day and year first above written.

ATTEST:                              EAST PENN BANK

/s/ Krista Hittinger                 By /s/ Forest A. Rohrbach
--------------------                    ----------------------
                                     Forest A. Rohrbach, Chairman of the Board

WITNESS:                             EXECUTIVE


/s/ Krista Hittinger                 /s/ Brent L. Peters
--------------------                 -------------------
                                     Brent L. Peters ("Executive")


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